Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Nov. 04. 2005 / 9:00AM ET Event Duration: N/A

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - IR

Gene Johnson

FairPoint Communications, Inc. - Chairman & CEO

John Crowley

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Chaplin

JP Morgan - Analyst

Jason Armstrong

Goldman Sachs - Analyst

Edward Yang

CIBC World Market - Analyst

Simon Flannery

Morgan Stanley - Analyst

Kevin Moore

Wachovia Securities - Analyst

Hugh Taylor

Taylor Investment Association - Analyst

Tom Seitz

Lehman Brothers - Analyst

Raj Patel

Orion Capital - Analyst

Andrew Keely

Deutsche Bank - Analyst

Mike Levine

Oppenheimer Fund - Analyst

PRESENTATION

Operator

Good morning, my name is Dusty and I’ll be your conference facilitator. At this time I would like to welcome everyone to the third quarter 2005 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the star and the number two on your telephone keypad. Thank you. Mr. Ellis, you may begin your conference, sir.

Brett Ellis - FairPoint Communications, Inc. - IR

Good morning, everyone, and thank you for joining the FairPoint third quarter earnings conference call. Participating on today’s call are Gene Johnson, our CEO, and John Crowley, our CFO. Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including without limitation the risks described in FairPoint’s most recent annual report on Form 10K on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition FairPoint’s results for the third quarter ended September 30, 2005, are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10Q for such quarter. Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

Thanks, Brett, and good morning, everyone. I hope you have all had a chance to see the press release on the third quarter results. We’re going to discuss it in more detail in a couple of moments, but first of all I want to be clear that this quarter is not indicative of what we’re capable of doing. We’re going to provide more detail and answer all of your questions, but I think you will be most interested in what we’re doing now and what our plans are for the future. We’re facing some pretty special circumstances that relate to our billing conversion project and it’s cost us in the third quarter. As we’ve told you in the past, we have been converting to an outsourced service billing system. It has not been an easy process and in many ways we’ve had to change our methods to suit the system.

The changes have driven up the call volumes at the service centers. And sometimes even added to the work necessary to perform just common everyday tasks. It is also disruptive to collections processes. The positive result of this experience is that we have enhanced our expertise in systematizing processes. We’ve actually centralized the establishment of national standards now and we’re centralizing the execution of many of our processes. We have also expanded our commitment to training. I thing this is going to make us better at service delivery, and at the same time, more efficient going forward. It should also assist us to make acquisitions that are even more accretive and position us as a consolidator in the industry. I want to be very clear that we consider our billing and customer service to be stabilized. By that I mean it works in the short-term but really for the long-term it is not good enough.

In addition, we recently learned that the service bureau that we are converting to has contracted to sell the underlying software and has agreed not take on any new clients. We believe this undermines the billing system, which is the very core of our operations. It raises a lot of questions about the long-term viability and even the service bureau’s ability in the short-term to keep good operating people in the face of really no growth prospects for that service bureau. This just happened, but we are reviewing all of our options, researching every recourse and actively preparing various contingency plans. We will protect our business with whatever action is necessary. As a broad indication of our thinking, I will say that we have been tested by experience, we’ve learned a lot and we have become pretty good at system conversions.

The guiding principle of our future has to be centralized systems. While we are unsatisfied with the current state and it’s impact on third quarter results, it has become clear to us that we can benefit from highly systematic and nationally consistent processes. If anything, we are more committed to one core billing system and support platform and to automating as many processes as we possibly can. The advantage of tightly integrated operations, a national marketing database and speedy information are going to greatly enhance our competitive position. It’s going to move us forward on all of our strategic objectives, which as you remember, are to improve operating efficiencies, improve ARPU from new products and from bundling and growth through acquisitions.

We will keep you posted as our plans are completed and as we further define our relationship with our current outsource suppliers. As we move forward you’ll want to know how our management structure is evolving to deal with these challenges and opportunities. As you know, Val Marks left in September. Her areas of responsibility have been restructured under the direct management of three very experienced and seasoned FairPoint executives. Sales and Marketing are run by Jim Weigert, who has been in the telecom industry for 10 years and joined us in 2003 from the cable TV industry. Jim is very creative and energetic and he has been very effective in leading the growth of our high-speed data and long-distance products. Customer service is being managed by Jane Valik, who has 35 years of telecom experience and has been our regional president for the Mid-Atlantic since 2001.

Jane’s doing a great job, particularly in embedding national policies on our operating processes. Jane, by the way, ran a call center for six years at Citizens Communications. Carrier services, our wholesale long-distance business, is run by Ann Simpson, as it has been since 2003. All three, Jim, Jane, and Ann, report to Peter Nixon, our Chief Operating Officer, who has been with FairPoint or its subsidiary, C&E Telephone, since 1978. You will hear details of the third quarter results in a minute, but the revenue line we held steady third quarter over second and our growth was due to recent acquisitions. We are reasonably optimistic about the M&A environment and we’re looking at quite a few opportunities. Before I ask John to detail the third quarter, I want to say a bit about the coming year.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

First, because third quarter results were burdened by so many costs related to the billing conversion, we are giving an indication about the fourth quarter. The conversions had direct costs and also required us to staff up our service centers to handle more calls and longer calls and we had receivable write-offs because the collection system was disrupted. In addition, ours CSRs were diverted away from selling. We think the fourth quarter is going to be a much more steady state indicator of the real promise of FairPoint. However, we can’t dismiss the possibility that some time next year we may face similar challenges. But we will do so with our eyes wide open, much better prepared and we will tell you our plans in advance. Now that you have the broader picture, I will ask John Crowley, our CFO, to discuss the third quarter.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Gene, and good morning, everyone. In the third quarter we achieved revenues of $66 million, an increase of 0.9% over the same quarter in 2004. As you know, we have completed two acquisitions this year, but if we exclude the effect of those acquisitions and non-recurring revenue, our sales were down 0.3% relative to last year and basically flat compared to the second quarter of this year. Adjusted EBITDA, which combines operations and distributions, was $31 million for the quarter compared to $34.8 million in the same period last year. The variance is mostly explained by operating expenses which I will discuss in a minute. Earnings per share on a fully diluted basis for the quarter were $0.12 compared to a loss of $0.45 in the third quarter of 2004. Net income for the quarter was $4.2 million versus a loss last year. Please note that our earnings this quarter are recorded after deduction of $16.7 million in non-cash expenses, including depreciation and amortization, stock based compensation, and the non-cash portion of taxes.

In the quarter, we generated cash available for dividends of $12.6 million. That amount will be added to the headroom we have for paying dividend, which has been accumulating since April. I will go into more detail about that and the key components and variances in cash available for dividends in a minute. Revenue year-to-date was $192.9 million. Looking beyond the effect of acquisitions and nonrecurring sales, our revenue was up 0.2% from last year. Adjusted EBITDA year-to-date was $97.2 million versus $105.6 million for the same period in 2004. At the end of September our access line equivalents stood at just over 291,000 versus 276,000 at the same point last year.

The increase is primarily due to the acquisition of Berkshire Telephone and Bentleyville Communications and an increase in high-speed data subscribers. If you will turn to the section on access line equivalents in the press release, you will see that we are providing a lot of new information this quarter. First, we show an analysis of our access lines and access line equivalents, both for companies owned more than one year and for those acquired within the last year. In addition, we provided historical data from last quarter and for the same period last year, as well as the percentage change versus last year. As we discussed on the second quarter earnings call, the billing conversion has disrupted our collections processes. We put in a lot of work to reestablish those systems and now, late notices, disconnect notices and disconnects are being done routinely.

On the most recently converted companies, this was still working its way through the system after September 30th, in part because of regulatory requirements that each step follow the other with prescribed waiting periods. So there is potentially a delay from the late notice to the disconnect notice to the disconnect. Subsequent to September 30th, the Company has disconnected approximately 1300 access lines for nonpayment. Going forward, our nonpayment disconnects should be more evenly distributed through the year. As to specific financial results, we had decreases from last year in the universal service fund support and intrastate revenue, which were nearly offset by increases in long-distance and high-speed data revenue. The revenue growth we achieved is attributable to the acquisition of Berkshire and Bentleyville.

The decline in income from operations and adjusted EBITDA is principally due to increases in operating expenses. Cash expenses, which exclude depreciation and amortization on the stock based compensation, were up $3.7 million in the quarter compared to last year. Of this increase, $1 million represents expenses at the most recently acquired companies. Much of the remaining increase is directly or indirectly related to the billing conversion and, more broadly, to the billing system itself. Our bad debt expense for the quarter was $1.2 million, an increase of $800,000 over the same quarter in 2004. Unfortunately, some customers have become accustomed to waiting to pay until they get a disconnect notice or even until they’re disconnected. And since our processes were delayed by the billing conversions, recent disconnects could very well come in to pay.

Another billing system related expense is in salaries and wages. As Gene mentioned, we’ve had to staff up our call centers with more customer service representatives to handle the call volumes. In addition, because the billing and customer database makes many routine activities more time consuming, each CSR handles fewer calls in a given stretch of time. Finally, the direct charges for the outsource billing service itself are up $500,000 versus the third quarter of last year. Of that amount, $200,000 is conversion related and therefore nonrecurring and the balance is for regular processing and mailing. The other large variance in the quarter was an increase of $500,000 in consulting expense. This increase is principally related to our Sarbanes Oxley Section 404 preparation. The net result of all this was adjusted EBITDA for the quarter of $31 million. To determine the cash available for dividends that was generated in the quarter, we deduct from that figure cash interest of $9.7 million, capital expenditures of $8.4 million, and the cash portion of income taxes and other items of $400,000.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

I want to draw attention briefly to the unusual pattern of capital expenditures this year. As you’ll note, we were running about $5 million per quarter for the first half and much higher at $8.4 million in the third quarter. So in part, the decline in cash available for dividends is due to the timing of our capital expenditures this year. It is important to point out that cash available for dividends generated in the quarter of $12.6 million does not mean that is the limit on the dividends. Our credit agreement allows us to pay dividends up to the cumulative amount of cash available for dividends starting with the second quarter of 2005. Only those dividends declared and paid after July 30th score against that cumulative amount. In the second quarter of 2005, as you know, we were generating $19 million of cash available for dividends. And based upon the results of this quarter, we expect to have generated another $12.6 of cash available for dividends. I say expect, because we have not yet formally certified our third quarter results to the bank.

This will result in an accumulated amount of $31.6 million of cash available for dividends. Under the terms of the credit agreement, the only dividend we paid this year that will score against that accumulated amount of $31.6 million is the dividend paid on October 19th in the amount of $13.8 million. Thus, upon certification of our third quarter results with the bank, we expect to have $17.8 million remaining in cash available for dividend from which to make the next dividend payment.

Turning to year-to-date results, our revenues were up 2.2% from the year before and up 0.2% excluding the impact of acquisitions and nonrecurring revenues. Again, expenses were up, first because of both direct and indirect billing costs, the cost of preparing for Sarbanes Oxley compliance and higher expenses due to the acquired companies. In addition, the mix of our revenue continues to change as a larger percentage of our revenue is from high-speed data and long distance and a lesser percentage from support revenue.

Of note, during the quarter we added 2100 high-speed data customers, net of disconnects, even though our CSRs were distracted by the billing problems which Gene mentioned a second ago. In addition, we increased our long distance penetration by nearly 1% and, perhaps more importantly, we increased our long distance ARPU by 21%. At the very end of the quarter we renegotiated our credit agreement to reduce the interest margin on our term loan facility by 0.25% from 2% over LIBOR to 1.75% over LIBOR. All other things being equal, this would reduce our cash interest by about $1.5 million per year. I think some people may have missed the significance of this because of our swaps. Our swaps hedge us against changes in LIBOR, but we still get the benefit in the 0.25% cut in the margin.

Finally, it is worth noting that we completed the acquisition of Bentleyville Communications in September, which added 3,095 access lines and 3,552 access line equivalents. As Gene said, the third quarter was an unusual time for us with a lot of costs related to the billing conversion. It would be incorrect to draw a trend line from this period and so we want to give an indication of our expectations for the fourth quarter. We will not be making a habit of such forward-looking statements since, as you know, we do have some fluctuation in support revenue that derive from our many filings of cost studies and other regulatory interactions. In the last weeks we have made some extrapolations of our support revenue, carefully reviewed all of our product lines and taken a very close look at operating expenses.

Our best estimates, and I emphasize estimate, is that revenues for the fourth quarter will be in line with the third quarter and we will earn adjusted EBITDA in the range of $33 to $34 million. We expect capital expenditures for the fourth quarter, to be $9 to $10 million for a full year CapEx of $27 to $28 million. And we estimate interest expense of $10 million for the quarter and total full year interest expense of $47 million. Cash interest will be $9.6 million for the quarter and $42 million for the full year. With that, we are happy to take questions. Thank you for listening.

QUESTION AND ANSWER

Operator

[ OPERATOR INSTRUCTIONS ] Your first question comes from the line of Jonathan Chaplin of J.P. Morgan.

Jonathan Chaplin - JP Morgan - Analyst

Hi, good morning. Thanks for taking the question. I was just wondering if you could give us an idea of the impact of the billing system on this quarter’s results, just in terms of the drag it placed on costs? And then it sounds like you might have to go through another billing transition process at some stage in the future. Do you have any idea what that process would cost you in terms of incremental CapEx or OpEx? Thanks.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Jonathan. The direct costs related to the billing system are really the only ones we can identify. Obviously, there are the indirect costs of the opportunity cost of the CSRs spending so much time with the system and perhaps less time selling. The direct costs associated with the billing conversion, the largest one would be the run up in bad debt expense. We had $1.2 million in bad debt expense in the quarter. The other item would be about $500,000 in direct payments for either conversion or for the ordinary billing processes. The third item would be about a $200,000 run-up in salaries and wages because we had to staff-up our call centers. You are correct, I think, in identifying there is the possible risk that we might re-convert at some point in the future. We can’t put a number on that because we really haven’t made any decision about that. As Gene said a second ago, we are considering every possible recourse and we’re looking at every possible option on what is the best thing for the long-term interests of FairPoint but we don’t have any specifics on that yet.

Jonathan Chaplin - JP Morgan - Analyst

If I could ask a quick follow-up? What was the total cost of this conversion process to get on to this billing system?

John Crowley - FairPoint Communications, Inc. - CFO

All I can really give you is what we have capitalized in terms of conversion expenses, which would be the start-up expenses. We have total capitalized billing expenses of $7.7 million currently.

Jonathan Chaplin - JP Morgan - Analyst

Do you think that is a decent proxy if we had to kind of quantify what the risk might be for doing the process again?

John Crowley - FairPoint Communications, Inc. - CFO

We are not in a position to give you a proxy on that in that we’re still considering a lot of different analyses. I suppose given your situation, you have to put a mark somewhere. I guess you can choose to use that one at your own discretion.

Jonathan Chaplin - JP Morgan - Analyst

Thank you very much for taking the question.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

Thanks, Jonathan.

Operator

Your next question comes from the line of Jason Armstrong with Goldman Sachs.

Jason Armstrong - Goldman Sachs - Analyst

A couple questions. First on the guidance. There is a lot of cost that obviously hurt the EBITDA number this quarter related to billing and legal. But these are costs that don’t seem like they fully go away in the fourth quarter. So I am just wondering what gives you confidence in the type of EBITDA rebound you are talking about for 4Q. And then on the dividend, once you get past the four guaranteed dividend payments, I guess we’re talking about March of ‘06. Just wondering if you can walk us through how you would think about dividend policy at that point. There’s been a very small cash flow cushion versus the dividend on these four payments. I’m wondering if you would try to build in more of a cushion for the next round of dividends? Thanks.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Jason. Let me talk first about the guidance issue. There are certain items that are quite readily identifiable as associated with the billing conversion. And I hesitate to use the word nonrecurring but they are certainly unusual. The first and biggest would be the run up in our bad debt expense. We have gotten control of our collections processes, all of the late notices, disconnect notices and disconnects are being done now. And the reason why we gave you the data following September 30th was to indicate the effect as a result of having pushed through that process. We have every reason to think that the collection process is more sustainable now. And that, as a consequence, we will not have bad debt expenses at the level that we had in the third quarter.

There are a couple of other expense items associated with the billing conversion that would be nonrecurring. As I mentioned a second ago, these are $200,000 in particular startup expenses related to the billing conversion. You’re certainly correct in saying that the ordinary processing charges would not be necessarily going away. But as part of this whole process of reviewing our operations in preparation to giving these estimates for the fourth quarter, we have gone through all of the expenses very carefully and are very comfortable in giving out that level of adjusted EBITDA for the quarter. Your second question was related to the dividend?

Jason Armstrong - Goldman Sachs - Analyst

Yes.

John Crowley - FairPoint Communications, Inc. - CFO

The dividend policy has not changed. There is a stated policy that we publicized at the time of our initial public offering. There has been no reason to change it so it is still in effect. I think that is something that will be decided on a quarter by quarter basis.

Jason Armstrong - Goldman Sachs - Analyst

I guess my question is, realizing the current dividend policy’s in place for another two quarters, if you can help us think about beyond the two quarters, are you comfortable with where the dividend is as a percentage of free cash flow, which is approaching 100% at this point, or when you revisit the policy do you try to build in a greater sort of level of cushion?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

What we said previously is, and we’ll just reiterate that, and that is that we are comfortable and we, in fact, senior management of the company, are confident to say that based on the dividend not exceeding roughly 80% of free cash flow and that is our goal. Right now we’re comfortable with that and I don’t think we want to go any further in discussing that right now.

Jason Armstrong - Goldman Sachs - Analyst

Okay, thanks.

Operator

Your next question comes from the line of Edward Yang with the CIBC World Market.

Edward Yang - CIBC World Market - Analyst

Thank you. First, could you please remind us of your covenants? I know the leverage ratio five times but are there other covenants as well? Second, will your interest expense change if your ratings are cut? And third, did revenue include any one time settlements this quarter because intrastate revenue looked high? And I have a follow-up question afterwards.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

Yes, thanks, Ed. As to the covenants, there are really two key limiting covenants. One is that we may pay the dividend so long as our leverage ratio is at 5.0 or below. The key there is the way it is defined. The EBITDA for purposes of calculating the leverage is based on a trailing 12 months and so we currently estimate that our leverage of adjusted EBITDA for purposes of the bank definition is 4.4. In addition, there is a limitation that our interest coverage not go below 3.0. The way our bank credit agreement is structured is if there were to be a change in our debt ratings or our implied debt ratings, since we don’t formally have a debt rating right now because we have no public debt, there is no reset provision in the bank credit agreement if the implied debt rating were to change. And finally, no, there were no nonrecurring revenue items in the third quarter.

There was a slight run-up in our intrastate revenues and our USF. That is related to two things, one is the acquisitions of Berkshire and Bentleyville. You may recall Berkshire fell rather late in the second quarter, so it is more visible, so to speak, in the third quarter the increase in those revenues. And the other element of that is that we are collecting Maine Universal Service Fund support now as a result to the re-balance that occurred in Maine earlier this year.

Edward Yang - CIBC World Market - Analyst

Thank you, John. The other question I had was on contingent shares. If I recall back in the prospectus there were about 700,000 contingently issuable shares and are we at the point where those shares will be issued still in the future and how that would affect the share count?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

Ed, I am not sure, are you talking about restricted -- ?

Edward Yang - CIBC World Market - Analyst

I think the language was contingently issuable shares. I wasn’t sure. I assumed it was some form of deferred comp related to financial targets.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

To be honest I am not sure what you’re talking about. There are a number of shares that have been budgeted for the purpose of award. But if they haven’t been awarded we haven’t reported anything about them. That is entirely at the discretion of the board and the compensation committee. There’s no contractual obligation to issue anything.

Edward Yang - CIBC World Market - Analyst

Got you. And just my final question. I wanted to understand the thought process and the timing in terms of when you discovered the extent that the billing issues and bad debt, for example last quarter, you did mention that there were some issues with the billing system, but you were already eight months into the process. So now, we are sort of at the 11th month time marker here. How are these problems able to surprise you, in effect, and what gives you confidence that these issues are now behind you.

John Crowley - FairPoint Communications, Inc. - CFO

Well, there’re a couple things. First off, it started to reach our level of awareness in the second quarter. And in part, that has to do with the pattern of the way we did the conversions. We did not convert all of the companies at the same time and, in fact, as a conscious decision we tended to convert the smaller ones first and the bigger ones later as a way of learning on the small ones. As a consequence, the bad debts started to become a problem in the second quarter as we converted our largest companies. In terms of why we think that we have got it behind us, we have to be honest, we will, of course, always have bad debt, that is in the ordinary course of business.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

The reason why we think the bad debt reserve will come down is that we have a process that is very much in place. We are now getting the late notices, the disconnect notices and making disconnects as appropriate and, of course, also doing the obvious which is making phone calls to people to request that they pay their bills,.

Edward Yang - CIBC World Market - Analyst

On the bad debt, just really quickly, you did have some sizable rate increases in Maine, your largest market. Have you been able to parse out how much of the bad debt is actually related to the billing system and how much of the bad debt could be attributed to just rate increases?

John Crowley - FairPoint Communications, Inc. - CFO

We can’t really tell that. What I can say is there is a very, very small difference in our line losses between regions. We are running about 1.9% across the country line losses year-over-year and in Maine we are running 2.0%. So there is, I suppose, a virtually invisible affect that probably relates to the rate increases that you described. I don’t think there is any reason to think that what were relatively modest rate increases would necessarily lead to a bad debt problem.

Edward Yang - CIBC World Market - Analyst

Okay, thank you very much.

Operator

Your next question comes from the line of Simon Flannery with Morgan Stanley.

Simon Flannery - Morgan Stanley - Analyst

To what extent do you have some flexibility to offset some of these cost pressures with headcount reductions or other OpEx cuts, restructurings, or changes to your capital spending? And then, Gene, if you can give us an update on Washington and in particular some of the pressures on USF that Century and others have talked about in ‘06? Thanks.

John Crowley - FairPoint Communications, Inc. - CFO

In terms of offsetting operating expense reductions, the biggest reduction is the one that would mirror the biggest increase. We would expect that our bad debt expense will come down as a follow-up to our bad debt expense having gone up. If I could tie that back into what I was saying to Ed a moment ago, we have disconnected a large number of subscribers in the last four months and that, in addition to the fact that we have gotten our processes in place, ought to bring substantial control to our bad debt situation. In terms of other offsetting expense reductions that we might be able to look for, the one thing that I think Gene has said we would not do is anything that would affect customer service.

At least in the short term to the extent that we have staffed up our call centers and done other things in order to enhance customer service, it is unlikely that we would reverse that out in the short-term. But there are a whole range of other operating expenses that we have taken a very, very careful look at in terms of preparing our fourth quarter guidance and they tend to be really throughout our cost structure. I am going to have to give Gene the floor when it comes to the regulatory update.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

Simon, thanks. I won’t go through a long detail on what is going on in Washington because you’ve heard a lot of it recently. I will tell you, though, that clearly Chairman Martin is much more engaged and has been much more able to arrive at a consensus among the commissioners than his predecessor. I have met with him a number of times since our last call, discussing various issues relating to our industry. I believe that we are not likely to see major changes next year that will negatively impact the rural industry at large systemically, if you will. I think that we will start getting some indication of where the commission is going to go in carrier compensation and possibly universal service reform sometime next year but I don’t think it is going to impact next year’s results significantly.

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Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

The other comment I would make is, as it relates to your question about CenturyTel’s announcement, I think primarily it is related to the mechanism, the way the mechanism universal service works mechanics. And that is that the national average cost per loop is going up and as a result of that, it decreases the amount of universal service for us and for CenturyTel. John, I believe we know what that number is for next year. Is that right?

John Crowley - FairPoint Communications, Inc. - CFO

Yes, that’s right, Gene. We have done a preliminary revenue budget for next year and it indicates that our universal service fund support will decline by about $1.1 million, which is about 6%.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

So it’s kind of on the same magnitude as CenturyTel, I believe.

Simon Flannery - Morgan Stanley - Analyst

Okay, that’s helpful, thank you.

Operator

Your next question comes from the line of Kevin Moore with Wachovia Securities.

Kevin Moore - Wachovia Securities - Analyst

Good morning. A lot of my questions have been answered but I just wanted to see if there were any updates, any changes in the competitive situation in any of your markets? And also, Gene, you mentioned that you were quite optimistic about the M&A environment. I just wanted to see if you had any more color on that. Has anything sort of changed or anything materially changed that would lead you to be more optimistic about the environment?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

First of all on the competitive environment, I’d say nothing significant has changed. I talk to Jim Weigert literally almost every day about the competitive environment and nothing has really changed since our last call. We’re not seeing any more pressure than we have seen in the past. What was your second question?

Kevin Moore - Wachovia Securities - Analyst

You mentioned -- .

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

Oh, M&A, right.

Kevin Moore - Wachovia Securities - Analyst

M&A, it seemed like you said you’re a little more optimistic.

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

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FINAL TRANSCRIPT

Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

Well, let me use this as an opportunity also to comment on another subject that is closely aligned with M&A and that is a management change as it relates to the finance department. I didn’t talk about that when I was talking about management changes. When John Crowley came in as our CFO and Walt moved over to the area of corporate development and M&A, it really got two great benefits. One is we had the benefit of Walt’s experience staying at FairPoint and staying, literally his office is right next door to John’s and they talk constantly. So we don’t lose a thing on the finance side and then Walt’s longtime experience prior to coming to FairPoint was on the corporate development and M&A side. And he’s doing a fantastic job of that. As a result of that, I kid him he’s doing a better job than his predecessor, that being me.

I would tell you that there are an awful lot of things that he is working on right now. He is busier than he has been in a long time. I don’t want to go beyond that. I’m like your boss, quite frankly, who recently said I just don’t want to talk about M&A anymore because every time I do I get misquoted and raise expectations to a level that ‘s not reasonable. So I think I’m going to be like Ken Thompson and not talk much about M&A.

Kevin Moore - Wachovia Securities - Analyst

One other follow-up question, the actual supervision of the billing conversion, did that fall under Valerie Marks before she left?

John Crowley - FairPoint Communications, Inc. - CFO

Kevin, that is principally an operational issue and the people that are responsible for that have and always have reported directly to Peter Nixon.

Kevin Moore - Wachovia Securities - Analyst

Okay, so that wasn’t under her purview?

John Crowley - FairPoint Communications, Inc. - CFO

Valerie was responsible for customer service, sales and marketing, carrier services business.

Kevin Moore - Wachovia Securities - Analyst

Okay, thank you.

Operator

Your next question comes from Hugh Taylor with Taylor Investments Association.

Hugh Taylor - Taylor Investment Association - Analyst

This is addressed to Gene. You’re Chairman and CEO and I am surprised, first of all, at your participation in this call this morning because these problems happened on your watch and billing, whether you do it internally or externally, is not rocket science. I would like you to give me some color on how this management has worked in the past and how this decision was so screwed up because I have to infer that you have to go to another company again, which would be three different systems in three years. Could I have your comments please?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

I’m not going to comment much on it. I’ll tell you the facts are not correct, it is not three different systems in three years. We converted from a number of systems that were the legacy systems of companies we acquired. I think it was something like 13 different iterations of billing platforms to the current platform we’re in the process of converting to. And that is the only conversion we have done. So we have not done three conversions, three different systems in three years. Beyond that, I don’t think I am going to comment on your questions any further.

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FINAL TRANSCRIPT

Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

Operator

Your next question comes from the line of Tom Seitz with Lehman Brothers.

Tom Seitz - Lehman Brothers - Analyst

Good morning. In terms of all the strategic things that you are looking at, given that you may in fact have another billing system conversion in front of you, does it make sense to think about maybe combining your Company with another RLEC, another public RLEC maybe that has a billing system that has the scale to be able to handle your operations? In addition to not having to outlay that money again, there would clearly be some overhead benefits and some scale benefits. Is that on the table or are you -- do you want to continue to run this thing for the long-term?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

I will give the answer to that John Crowley gives all the time. That is, we come to work every day and we run the business well and we constantly study what the right thing to do for the Company is and we’re not going to talk any further than that about what we ought to be doing.

John Crowley - FairPoint Communications, Inc. - CFO

I think it is important to, Tom, to say that we haven’t made any firm decisions about how we might go forward on our billing system for a lot of reasons. One is it is a very, very important decision, that’s a huge amount of analysis and work that needs to be done, which we are doing. But in the meantime, of course, we have to have conversations with our existing billing provider, which we are. We have a very good relationship with them, like a high regard for them. But that has to be the first step.

Tom Seitz - Lehman Brothers - Analyst

Okay about the billing system, but is stepping aside and combining with another company to get the scale and the scope that I think this sector needs. Is that on the table at all?

Gene Johnson - FairPoint Communications, Inc. - Chairman & CEO

You heard me say this before publicly, we believe this is a business of scale and scope. And we think there are a number of ways to achieve that, but we clearly agree with you that it’s a business of scale and scope and we are constantly evaluating the various options and the ways to achieve that. We absolutely agree with you, with your overall thesis.

Tom Seitz - Lehman Brothers - Analyst

Okay, thank you.

Operator

Your next question comes from Raj Patel with Faralon Capital.

Raj Patel - Orion Capital - Analyst

You sent those disconnect notices early October, it has been about a month. John, you mentioned that a number of customers wait until they get that notice to pay. How many of those guys come back?

John Crowley - FairPoint Communications, Inc. - CFO

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FINAL TRANSCRIPT

Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

Let me see. At this point, about [50% of non-pay disconnects are reconnecting but it is still quite early. (Editor’s note: This section of the transcript has been edited to clarify the actual reconnect rate has been approximately 50%, rather than 4 reconnects out of every 100 disconnects as Mr. Crowley stated on the conference call.]

Raj Patel - Orion Capital - Analyst

So only 4%. Can you talk at all about the wireless equity investments down $500,000 for the quarter? What do you expect from that? Was there anything going on in that business, in the one big one?

John Crowley - FairPoint Communications, Inc. - CFO

As you will see when we file our 10Q, the underlying results, in particular the big one, are actually improving. The operating income at Orange Poughkeepsie will be up about 2.5% versus the same period last year. So as a consequence you would expect that the distributions would continue to track that. They’re not going to track it exactly. The specific situation was that the distribution in the third quarter was reduced slightly in order to build up some cash reserves. There are some debt and some payables there, what have you. But in terms of the underlying results, they are sound. That is true for both of our minority investments.

Raj Patel - Orion Capital - Analyst

Do you expect a decline in that in the Q4 numbers or flat year-over-year with the Q4 numbers you have outlined?

John Crowley - FairPoint Communications, Inc. - CFO

They will be in line with the past. They won’t necessarily be in line with the third quarter but they will be in line with our historic trends.

Raj Patel - Orion Capital - Analyst

If you look a little to ‘06, I think you will see by --when you get back to your desk how the stock’s trading, people are clearly questioning the $1.60 dividend. How do you think about that for Q1? I think Jason tried to ask it but didn’t ask it as directly as I am about to. Do you expect that to change going out in Q2?

John Crowley - FairPoint Communications, Inc. - CFO

It is not my position to answer. The board has a dividend policy in place. They have not changed it. I don’t think there’s really much more that we can say about that.

Raj Patel - Orion Capital - Analyst

You’ve looked at the Q4 numbers. You’ve got a sense for what USF is going to 2006, being down about $1 million. Which effectively you cover through the interest rate reduction you got from the bank. What else do you see in the business? Do you bounce back to the numbers you expected when you thought you would be at a 75% or 80% payout ratio as you get through the billing cycle and operate your business?

John Crowley - FairPoint Communications, Inc. - CFO

We’re still pretty optimistic about our performance revenue. As we talked about a second ago, even net of all the disconnects, we had about 2100 gain in high-speed data subscribers in the third quarter. And we increased our long-distance penetration. The other point that I want to make with regard to long distance, it wasn’t necessarily in the press release, but I mentioned in my script, it is very exciting that the long-distance ARPU is up about 20% through intelligent packaging and bundling and what have you. We recognize that there are challenges facing us on the support revenue, but we are optimistic that we can continue to do well on the performance revenue side.

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FINAL TRANSCRIPT

Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

Raj Patel - Orion Capital - Analyst

Okay, thanks.

Operator

Your next question comes from the line of Andrew Keely with Deutsche Bank.

Andrew Keely - Deutsche Bank - Analyst

John, I just have a question. You mentioned that a lot of the CSRs had been diverted because of the billing issues with higher call volumes from up selling some of the other services. So I was wondering to what extent that would carry into 4Q? And then also on the higher consulting cost related to the Sarbanes Oxley compliance if that would continue to wind down in 4Q? Thanks.

John Crowley - FairPoint Communications, Inc. - CFO

On these CSRs, I suppose one of the big things that they were dealing with in the third quarter was this whole collections process that we’re trying to accelerate and improve and which I think to a great extent we have done. To try and predict whether they might be diverted by billing issues or anything else, for that matter, is difficult for me to say. I think there is every reason to think that they are going to get back to business as usual. As I said a moment ago, we are not going to take the step of necessarily doing headcount reductions or anything. Gene’s been very clear that he wants to maintain the high level of customer service. And so we will have those people in place.

If we are continuing to structure and market and price the products in a favorable way, they ought to be able to sell them. With regard to Sarbanes Oxley, our third quarter expense for Sarbanes Oxley was $500,000, that’s down from our second quarter of $1.5 million. We will have virtually no Sarbanes Oxley expense in the fourth quarter. We’re doing it all in house now. We are probably about halfway through what we call soft testing, which is to say we’re doing practice testing for next year. We feel pretty comfortable with our Sarbanes Oxley preparedness. There will be an increase again next year as we will have an increase auditor fee to our auditor for the Sarbanes Oxley attestation. And we may have some additional expenses in terms of expanding the volume of our testing. But certainly for this year, no, those consulting expenses are behind us.

Andrew Keely - Deutsche Bank - Analyst

And then just one more question. The 1300 disconnected lines that you mentioned in the press release, was that as of today and could we expect more through the end of 4Q or is that substantially done?

John Crowley - FairPoint Communications, Inc. - CFO

No, I think we are at the point where we’re just going to have ordinary course of the business disconnect, non pay disconnects from here on in.

Operator

Your next question comes from the line of Mike Levine with Oppenheimer Fund.

Mike Levine - Oppenheimer Fund - Analyst

You mentioned M&A and that would be, in theory, one way to create value or increase the cushion on the dividend, but your stock is down another $3or so this morning so your yield is close to 15%. I am just curious about how you would do M&A? Can you do it with a cash and debt or, I would assume, issuing equity at these levels is not all that attractive?

John Crowley - FairPoint Communications, Inc. - CFO

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FINAL TRANSCRIPT

Nov. 04. 2005 / 9:00AM, FRP - Q3 2005 FairPoint Communications, Inc. Earnings Conference Call

At the moment, as Gene said, loose lips sink ships, so I don’t want to go into specifics about things that we may be looking at. But we are looking at various things, some of which would be cash and some of which would be cash and equity. And the information that you just mentioned might change that mix. We can continue to make what Walt likes to call the plug ‘n play accretive acquisitions using cash. As to the stock price, we will have to track that.

Mike Levine - Oppenheimer Fund - Analyst

Okay.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Mike.

Operator

At this time there are no further questions.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, everyone, for joining the call.

Operator

This concludes today’s conference call. You may now disconnect at this time.

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